Exhibit 10.5

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”), dated as of August 8, 2016 (the “Effective Date”), is between UTSI Finance, Inc., a Michigan corporation whose address is 12755 E. Nine Mile Road, Warren, Michigan 48089 (“Purchaser”), and Crown Enterprises, Inc., a Michigan corporation whose address is 12225 Stephens Road, Warren Michigan 48089 (“Seller” and, together with Purchaser, the “Parties”).

Recitals:

A.Seller is the fee title owner of property and all improvements situated in the City of Romulus, County of Wayne and State of Michigan, commonly known as 28925 - 29129 Ecorse Road, Romulus, Michigan, more particularly described on Exhibit A (collectively, the “Property”).

B.The improvements on the Property include a multi-building, cross-dock logistics terminal that Purchaser leases from Seller on a month-to-month basis. The Property is an important strategic asset of Purchaser, the terminal’s size and configuration make it a unique facility that is not easily replicated anywhere nationally, and the Property is located in a geographic area immediately adjacent to an international airport of very high demand

C.An independent third party appraisal of the Property established that the fair market value of the Property is $22,500,000.00 (the “Appraised Value”).

D.Purchaser desires to purchase the Property from Seller on the terms and subject to the conditions set forth in this Agreement.

Accordingly, the Parties agree as follows:

Agreement:

1.Purchase and Sale. Purchaser hereby purchases the Property from Seller, subject to the terms and conditions in this Agreement, together with the following: (a) All buildings and improvements on the Property; (b) any and all rights and appurtenances pertaining to the Property, including any right, title and interest of Seller in and to adjacent easements, streets, roads, alleys and rights-of-way; (c) any and all rights, remedies and warranties related to the foregoing in favor of Seller; and (d) such other rights, interests and properties as may be specified in this Agreement. Any subsequent references in this Agreement to the Property are deemed to include the items identified in (a) through (d) above.

2.Purchase Price. The purchase price for the Property is the Appraised Value (the “Purchase Price”). The Purchase Price is payable by Purchaser pursuant to a promissory note, the form of which is attached as Exhibit B (the “Note”). After the Closing, Purchaser shall use commercially reasonable efforts to refinance its obligations under the Note with a commercial lender on terms and subject to such conditions that are acceptable to Purchaser in its sole discretion.

3.Closing. The sale of the Property (the “Transaction”) shall occur at a closing (the “Closing”) on or before the 10th calendar day following satisfaction of each of the items set forth in Section 4 of this Agreement (such date, the “Closing Date”). The Closing will be administered by a title company mutually acceptable to the Parties (the “Title Company”), and the Closing will occur at the office of the Title Company at a mutually convenient time. The Title Company’s fees and expenses will be paid by Seller.

4.Conditions to Closing. The Closing of the Transaction is conditioned on satisfaction of the following conditions on or before the Closing Date: (a) Seller’s execution and delivery of a Warranty Deed and Real Estate Transfer Valuation Affidavit in recordable form, conveying to Purchaser or its assignee or designee fee simple and valid, marketable title to the Property; (b) Purchaser’s execution and delivery of the Note; (c) execution and delivery by the Parties and the Title Company of a closing settlement statement and payment of each of the items set forth in the closing statement; (d) the Title Company’s issuance to Purchaser of a title insurance policy in the form contemplated by Section 6 of this Agreement; and (e) execution, delivery and performance of any other documents and tasks that the Title Company may require in order to convey title to the Property.

5.Condition of Title. Seller will convey and deliver to Purchaser on the Closing Date fee simple and valid, marketable title to the Property free of all tenancies and purchase options and rights of first refusal and subject only to the following exceptions: (a) Any liens for unpaid real property taxes that are not delinquent as of the Closing Date; (b) building and use restrictions, easements of record and zoning ordinances that would not prohibit Purchaser from utilizing the Property for its intended use; (c) any other easements, liens, exceptions and encumbrances that are approved in writing by Purchaser prior to or on the Closing Date; and (d) any liens and encumbrances that have occurred by any acts of the Purchaser after the Effective Date (collectively, the “Permitted Exceptions”).

6.Title Insurance.

(a) Purchaser will obtain a commitment for a title insurance policy, and Seller will pay for a policy of title insurance guaranteeing fee simple title at the Closing, in an amount equal to the Purchase Price. The title insurance policy will insure good and valid, marketable title to Purchaser subject only to those easements and building and use restrictions, if any, described in the commitment and approved by Purchaser in accordance with this Agreement.

(b)If Purchaser objects to the condition of title, within 10 calendar days from receipt of the commitment for title insurance, Seller will have up to 20 days after notification in writing of the particular defects either to fulfill the requirements in the commitment and remove the defect or provide a commitment from the Title Company to insure over the defects. If Seller’s reasonable efforts to remedy the defect fail, then Purchaser may elect to accept title to the Property with the defects shown on the title commitment or terminate this Agreement. If Purchaser fails to notify Seller of any defects within 10 calendar days of receipt of the commitment for title insurance, Purchaser will be deemed to have agreed to accept title to the Property subject to restrictions in the title insurance commitment and shall proceed to perform all of its obligations under this Agreement.

7.Representations and Warranties. Seller represents and warrants to Purchaser as of the Effective Date and as of the Closing Date that: (a) The Property consists of the parcels described on Exhibit A; (b) no litigation that affects title to or possession of the Property is pending or, to Seller’s knowledge, has been threatened in writing against Seller, and Seller has no knowledge of any person other than Seller possessing any interest whatsoever in the Property; (c) no person other than Purchaser will be entitled to possession of the Property on the Closing Date; and (d) Seller has not contracted for any service at the Property which binds Purchaser as a successor in interest. If any of the representations and warranties made by Seller in this Section are not true on the Effective Date or on the Closing Date, Purchaser will have the right to waive any breach of the representations and warranties and complete the Transaction or to terminate this Agreement with no further obligation to Seller.

8.Tax Proration. Any real estate taxes and special assessments on the Property that are delinquent on the Closing Date will be paid by Seller. All current real estate taxes will be prorated among the Parties on a due date basis at Closing. Seller will pay for the real estate transfer tax imposed on the transfer of title to the Property.

9.Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

12.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Subject to the following sentence, neither Party may assign its rights or obligations without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing sentence, Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights and obligations under this Agreement to any direct or indirect subsidiary of Universal Logistics Holdings, Inc., a Michigan corporation. No assignment shall relieve the assigning party of any of its obligations hereunder.

13.No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and, except as provided in Section 12, nothing in this Agreement is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

14.Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any

Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

15.Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Michigan. Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the courts of the State of Michigan located in the Counties of Macomb or Wayne, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16.Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the Transaction. Each Party certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures appear on next page.]

IT WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the Effective Date.

Purchaser:	Seller:

UTSI Finance, Inc.	Crown Enterprises, Inc.

By: /s/ Jeff Rogers	By: /s/ Michael A. Samhat
Name: Jeff Rogers	Name: Michael A. Samhat
Title: President	Title: President

Witness:	Witness:
/s/ Steven Fitzpatrick	/s/ Ronald Patti
Signature	Signature
Steven Fitzpatrick	Ronald Patti
Name: Steven A. Fitzpatrick	Name: Ronald Patti

Exhibit A

Legal Description for the Property

Land situated in the City of Romulus, County of Wayne and State of Michigan, commonly known as 28925 - 29129 Ecorse Road, Romulus, Michigan, and more particularly described as follows:

12J, L2A8 TO 11, M56-72; PART OF NW ¼ SECTION 12, T3S-R9E, BEGINNING S89E24'22"E 340.00 FEET FROM NW CORNER OF SECTION 12, THENCE S89E24'22"E 985.73 FEET, THENCE S00E19' 56"W 979.13 FEET, THENCE S00E03'W 422.07 FEET, THENCE N89E32'45"W 659.48 FEET, THENCE DUE SOUTH 65.39 FEET, THENCE N89E26'00"W 330.00 FEET, THENCE DUE NORTH 330.00 FEET, THENCE S89E26'00"E 330.00 FEET, THENCE DUE NORTH 156.16 FEET, THENCE N89E41'30"W 30.00 FEET, THENCE DUE NORTH 268.20 FEET, THENCE N89E41'30"W 570.00 FEET, THENCE DUE NORTH 66.00 FEET, THENCE S89E41'30"E 570.00 FEET, THENCE DUE NORTH 264.00 FEET, THENCE N89E41'30"W 290.00 FEET, THENCE DUE NORTH 385.65 FEET, EXCLUDING NORTH 60.00 FEET THEREOF; ALSO WEST ½ OF NE ¼ OF NW ¼ OF SECTION 12 (±46.49 ACRES)

Tax Identification No. 82-80-046-99-0001-700.

Exhibit B

Form of Promissory Note

$22,500,000.00       August 8, 2016

UTSI Finance, Inc., a Michigan corporation (“Borrower”), hereby promises to pay to the order of Crown Enterprises, Inc., a Michigan corporation (“Holder”), the principal sum of $22,500,000.00 in lawful money of the United States of America (the “Principal”), with interest on the Principal (“Interest”) as set forth in this promissory note (the “Note”), to be paid in the manner set forth in this Note.

Interest on the Principal outstanding under this Note shall accrue from August 8, 2016 (the “Effective Date”) and be due and payable at a fixed rate of 3.5% per annum (the “Interest Rate”). Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Payment of the Principal and Interest shall be made to Holder at 12225 Stephens Road, Warren, MI 48089 or at such other place as Holder may designate from time to time in writing. Principal and Interest shall be due and payable in 120 consecutive monthly installments payable in arrears, with 120 payments in an amount equal to $222,493.20, commencing and payable on September 15, 2016 and on the first day of each month thereafter (each, a “Note Payment Date”) until August 15, 2026. Borrower may prepay, at any time and in whole or in part, the Principal and accrued Interest, without any premium or penalty.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of Holder in connection with any loan documentation, or to defend successfully against any claim, cause of action or suit brought by Borrower against Holder, Borrower shall pay on demand all costs of collection and litigation (including court costs), together with reasonable attorneys’ fees on a time and charges basis.

Borrower waives protest, demand, presentment and notice of dishonor, and agrees that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to it and without affecting its liability thereon.

It is the intention of Holder and Borrower to comply strictly with all applicable usury laws and, accordingly, in no event and upon no contingency shall Holder ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which Holder may lawfully charge under applicable statutes and laws from time to time in effect. In the event that Holder receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby. If the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Borrower, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Borrower shall, to the maximum extent permitted under applicable law, be amortized, pro-rated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between Holder and Borrower, that operates to bind, obligate, or compel the Borrower to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between Holder and Borrower that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the laws of the State of Michigan.

BORROWER:

UTSI Finance, Inc.

By:____________________________________

Name: Jeff Rogers

Title: President